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                                                                    Exhibit 99.3



               [BLAKELY SOKOLOFF TAYLOR & ZAFMAN LLP LETTERHEAD]


                                                                  March 31, 1999

Marimba, Inc.
440 Clyde Avenue
Mountain View, California 94043

          RE: Marimba, Inc.'s Registration Statement

     We have reviewed the proposed language in the Marimba, Inc. Registration Statement which reads:

          "On October 3, 1997, we received an opinion from our outside patent opinion counsel, Blakely, Sokoloff, Taylor & Zafman, LLP, that Castanet 1.0 did not infringe the Novadigm patent." Page 9 and again at page 47.

     We consent to that summarization of work that we have performed on behalf of Marimba, Inc., to inclusion of our name in the Registration Statement, and to inclusion of this letter of consent with Marimba, Inc.'s Registration Statement filing.

     We have not been substantively involved with any matters on behalf of Marimba, Inc. since providing our opinion letter dated October 3, 1997. Further, we have never been substantively involved in the litigation between Novadigm and Marimba. Therefore, we cannot make any comment regarding any other statements in the Registration Statement concerning: (1) the proceedings in the Novadigm litigation including how those proceedings may impact our opinion; and
(2) products of Marimba, Inc. released after the date of our letter.

                                   Very truly yours,

                                   BLAKELY, SOKOLOFF, TAYLOR & ZAFMAN LLP


                                   /s/ DAVID HALVORSON
                                   --------------------------------------
                                   David Halvorson